FOR IMMEDIATE RELEASE
For Further Information
Contact:  Angela D. Toppi
Executive Vice President & CFO
203/853-4321

                   TRANS-LUX ANNOUNCES THIRD QUARTER RESULTS

NORWALK, CT, November 14, 2005 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and owner/operator of cinemas, today reported financial results for the third quarter ended September 30, 2005. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

Third Quarter 2005
Revenues for the third quarter totaled $15.4 million, up from $14.1 million during the same period last year, due to increased sales in the Outdoor Display division. The Company posted net income from continuing operations of $11,000 ($0.01 per share), down from $79,000 ($0.06 per share) during the third quarter of 2004, but a significant improvement from net losses reported in the prior two quarters of 2005. Cash flow, as defined by EBITDA, remained stable at $3.4 million quarter over quarter.

Nine Months Ended September 30, 2005
For the nine months ended September 30, 2005, revenues totaled $40.5 million, up from $39.5 million during the same period in 2004. The Company posted a net loss from continuing operations of $812,000 (-$0.64 per share), down from $956,000 net income ($0.66 per basic share, $0.50 per diluted share) during the first nine months last year, which prior year net income was primarily due to the gain on the sale/leaseback of the Company's Norwalk, Connecticut, property recorded in 2004. EBITDA totaled $8.8 million for the nine-month period, compared to $11.4 million in 2004, which prior year results were, again, primarily due to such gain on the sale/leaseback of the Company's Connecticut property.

Trans-Lux / 2

Despite continuing disconnects of existing rental installations in the financial services sector, the Company is pleased to record a profit for the quarter, compared to losses in the first two quarters of 2005. "Our commitment to streamlining operations, focusing on new market areas and capitalizing on joint supplier agreements has begun to bear fruit and had a positive impact on revenues this quarter," said Mr. Mulcahy. "Cash flow levels remain satisfactory, although rising interest rates are creating additional costs."

Entertainment/Real Estate
Quarterly revenues for the Entertainment/Real Estate division, although slightly behind last year, remain solid and ahead of industry trends. The Entertainment division's theatre chain also includes two more screens than it did a year ago. In addition, in late October, the Company opened a new leased 14-plex theatre in a Lifestyle shopping center in Loveland, Colorado, part of a joint venture, which replaced the former 12-plex theatre in Loveland owned by the joint venture. Top grossing films for the period included Charlie and the Chocolate Factory, The 40 Year Old Virgin, and Wedding Crashers.

Display Division
The Outdoor Display division was the bright spot of the quarter, boosted by sales of the outdoor full matrix LED CaptiVue(R) product line in both the catalog scoreboard and commercial markets. The Company's new joint supplier agreement with a leading provider of display solutions for professional/collegiate sports markets and commercial markets is beginning to produce results. The division experienced a 20% increase in booked catalog scoreboard orders during the quarter, including orders for full-color video screens that are integrated with our Fair-Play scoreboard systems. The Company is also doing some contract manufacturing for other suppliers.

The Company introduced and secured its first orders for full color CaptiVue, the newest addition to the CaptiVue line that presents true color photographs, graphics and animations at a fraction of the cost of full color video displays. Among them were multiple orders from a regional home improvement chain for color CaptiVue message centers. The Company also unveiled its new

Trans-Lux / 3

mobile demonstration trailer that enables live demonstrations of amber and full color CaptiVue displays around the country.

The financial services market remains sluggish, with disconnects of existing rental installations continuing to have a negative impact on the Indoor Display division. However, the division continues to book orders domestically and internationally, with an order from the National Stock Exchange in Mumbai, India, and a number of orders for various trading room display systems for financial services firms nationwide.

A focal point for the Indoor display division this quarter was securing an order from a well-known sports bar chain for the first six locations of a national rollout program of LED ticker and DataWall displays. The Company also won an order from the Crystal City Sports Pub in the metro Washington D.C. area for Datawall(R) and LED Jet(R) electronic ticker displays. Additional sales for the quarter included an order from a national HMO for multiple large DataWall displays for its eyeglass production facility. In an effort to continue to streamline operations, the division took measures to continue to reduce field service costs that were negatively impacting financial results.

The transportation industry continues to be an important target for the Indoor Display division. A repeat order for GraphixWall(TM) passenger information displays came from an international airport authority during the quarter. These economical full-matrix graphic displays have been well received by the transportation market. The Company also booked an order with the Los Angeles Department of Transportation for Hi-Brite amber InfoWall(R) displays mounted at bus shelters, which use GPS technology to let riders know when the next bus will arrive. Other orders included additional displays for business school classrooms, DataWall and VisionWriter(R) displays for a national HMO's pharmacy waiting-room application and promotional displays for a major food retailer as part of its regional rollout program. In the gaming sector, the Company received an order for an electronic sports book system for the Royal Beach Casino in St. Kitts, West Indies.

Trans-Lux / 4

About Trans-Lux
Trans-Lux is a full-service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, corporate, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States. For more information, please visit our newly designed website at www.trans-lux.com.

(Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

Trans-Lux / 5


                                         TRANS-LUX CORPORATION

                                         RESULTS OF OPERATIONS
                                              (Unaudited)
<CAPTIONS>

                                                          THREE MONTHS ENDED       NINE MONTHS ENDED
                                                             SEPTEMBER 30             SEPTEMBER 30
                                                          ------------------        ------------------
(In thousands, except per share data)                        2005       2004           2005       2004
                                                          ------------------        ------------------
Revenues                                                  $15,356    $14,065        $40,469    $39,506

Net income (loss):
 Income (loss) from continuing operations                      11         79           (812)       829
 Income from discontinued operation (1)                         -          -              -        127
                                                          ------------------        ------------------
Net income (loss)                                              11         79           (812)       956

Calculation of EBITDA - add:
 Interest expense, net                                      1,013        872          2,852      2,709
 Provision for income taxes                                    15         64           (496)       598
 Depreciation and amortization                              2,408      2,413          7,229      7,258
 Effect of discontinued operation (1)                           -          -              -       (170)
                                                          ------------------        ------------------
EBITDA (2)                                                $ 3,447    $ 3,428        $ 8,773    $11,351
                                                          ==================        ==================


Earnings (loss) per share - continuing operations:
 Basic                                                    $  0.01    $  0.06        $ (0.64)   $  0.66
 Diluted                                                  $  0.01    $  0.06        $ (0.64)   $  0.50

Earnings (loss) per share - discontinued operation:
 Basic                                                          -          -              -    $  0.10
 Diluted                                                        -          -              -    $  0.03

Total earnings (loss) per share:
 Basic                                                    $  0.01    $  0.06        $ (0.64)   $  0.76
 Diluted                                                  $  0.01    $  0.06        $ (0.64)   $  0.53

Average common shares outstanding:
 Basic                                                      1,260      1,261          1,261      1,261
 Diluted                                                    1,260      1,261          1,261      3,863


(1) Discontinued operation represents the Australian subsidiary, which was sold in April 2004.

(2) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.
